EXHIBIT 11. EARNINGS PER SHARE CALCULATIONS

Basic net earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number of shares outstanding for the year. Diluted earnings (loss) per share are computed in a similar way, except that the weighted average number of shares outstanding is increased by shares issuable upon exercise of stock options and warrants for which the market price exceeds exercise price, less shares which could have been purchased by the Company with the related proceeds.

                                             THREE MONTHS ENDED              THREE MONTHS ENDED
                                              NOVEMBER 30, 2002               NOVEMBER 30, 2001
                                           BASIC           DILUTED         BASIC          DILUTED
                                          ------------------------        --------        --------
Net earnings (loss)                       $(22,842)       $(22,842)       $ 62,835        $ 62,835
                                          ------------------------        --------        --------

Average shares outstanding                 813,565         813,565         813,565         813,565

  Effect of dilutive securities:
              Options and Warrants *             0               0               0          38,444
                                          ------------------------        --------        --------

Equivalent shares                          813,565         813,565         813,565         852,009
                                          ------------------------        --------        --------

Earnings (loss) per share                 $  (0.03)       $  (0.03)       $   0.08        $   0.07
                                          ========================        ========================

* All potential shares of common stock are anti-dilutive for the three months ended November 30, 2002.

                                               SIX MONTHS ENDED                SIX MONTHS ENDED
                                              NOVEMBER 30, 2002               NOVEMBER 30, 2001
                                           BASIC          DILUTED          BASIC          DILUTED
                                          ------------------------        --------        --------
Net earnings                              $  8,843        $  8,843        $ 41,035        $ 41,035
                                          ------------------------        --------        --------

Average shares outstanding                 813,565         813,565         813,565         813,565

  Effect of dilutive securities:
              Options and Warrants               0          19,163               0          41,558
                                          ------------------------        ------------------------

Equivalent shares                          813,565         832,728         813,565         855,123
                                          ------------------------        ------------------------

Earnings per share                        $   0.01        $   0.01        $   0.05        $   0.05
                                          ========================        ========================


                                       20